Exhibit 5.2

Brandy C. Abreu, Esq.

Gary M. Muphree, Esq.

December 16, 2020

Cuentas Inc.

19 W. Flagler Street, Suite 902

Miami, FL 33130

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Cuentas Inc., a Florida corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended, the following securities (after the assumed one-for-two reverse stock split described in the Registration Statement (the “Assumed Reverse Split”)): (i) 769,230 units (each a “Unit”), each consisting of one share of common stock (each a “Unit Share”) and a warrant to purchase one share of common stock ( each a “Public Warrant” and each share of common stock issuable upon exercise of a Public Warrant, a “Public Warrant Share”) and (ii) 115,384 shares of common stock and/or warrants to purchase one share of common stock (as applicable, each an “Over-Allotment Share” or “OverAllotment Warrant” and each share of common stock issuable upon exercise of an Over-Allotment Warrant, an “Over-Allotment Warrant Share”) to be issued to Maxim Group LLC (the “Representative”) pursuant to an underwriting agreement to be entered into by and between the Company and the Representative (the “Underwriting Agreement”). The Units, Unit Shares, Public Warrant, Public Warrant Shares, Over-Allotment Shares, Over-Allotment Warrants and OverAllotment Warrant Shares are collectively referred to as the “Securities;” the Public Warrant Shares and Over-Allotment Warrant Shares are collectively referred to as the “Warrant Shares;” and the Public Warrants, Over-Allotment Warrants and Representative Warrants are collectively referred to as the “Warrants”.

In connection with this opinion, we have examined instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed including (1) the Registration Statement, including the exhibits thereto, (2) the Company’s Articles of Incorporation, as amended to date, (3) the Company’s Bylaws, (4) certain resolutions of the Board of Directors of the Company and (5) such other documents, corporate records, and instruments as we have deemed necessary for purposes of rendering the opinions set forth herein. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not sought to independently verify such matters. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the Registration Statement1 and any amendments thereto (including post-effective amendments), will have become effective under the Act; (e) the Assumed Reverse Split has been effectuated; (f) the Warrants have been exercised in accordance with their respective terms (including the payment of the exercise price specified therein); and (g) all Securities will be issued and sold in compliance with applicable Federal and state securities laws and in the manner stated in the Registration Statement.

Based upon and subject to the foregoing, we are of the opinion that: (i) the Unit Shares and Over-Allotment Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable; and (ii) the Warrant Shares and Over-Allotment Warrant Shares, when issued and sold by the Company and delivered by the Company upon valid exercise thereof and against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement and the applicable Warrants, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any jurisdiction, other than the laws of the State of Florida and the Federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ AM Law